UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   May 8, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

        In response to a question raised during the earnings call for the first quarter of 2009 of Sunrise Senior Living, Inc. (the “Company”) held on May 8, 2009, relating to the Company’s Fox Hill assisted living and condominium project (“Fox Hill”), the Company is hereby providing additional information concerning the status of Fox Hill and clarifying one aspect of an answer that was given during the earnings call. Fox Hill is a new Sunrise community located in Bethesda, Maryland that includes independent living condominiums as well as assisted living amenities.

1.	The Fox Hill loan agreement and budget provide for the lender to fund construction costs and operating and interest shortfalls during the lease up and condominium sale period. If the lender ceases to fund under the loan agreement, the Company could incur additional obligations in connection with Fox Hill;

2.	The Company provided a project completion guarantee to the lender. Construction of Fox Hill is substantially complete; however, unpaid invoices of approximately $3 million remain. The Company has paid approximately $51.1 million in cost overruns under the project completion guarantee;

3.	The Company provided an operating deficit guarantee to the lender on the assisted living amenities portion of Fox Hill to fund operating shortfalls and interest payments to the extent they exceed the amounts in the Fox Hill budget; and

4.	The Company provided an operating deficit guarantee to the condominium venture to fund cash shortfalls defined as interest on the loan, real estate taxes, condominium assessments and any other expenses in excess of reserves established to pay such expenses in the Fox Hill budget.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: May 8, 2009	By:	/s/ Richard J. Nadeau
Richard J. Nadeau
Chief Financial Officer